News Announcement

IntegraMed® Names President and CEO, Jay Higham,
to the Added Post of Chairman, Effective January 1st

PURCHASE, NY, Dec. 16, 2010 -- IntegraMed America, Inc. (NASDAQ: INMD), the leader in developing, marketing and managing specialty healthcare facilities in the fertility and vein care markets, announced today that its Board of Directors has named Jay Higham, President, CEO and a Director of the Company, to the added post of Chairman of the Board of Directors, effective January 1, 2011.  Mr. Higham will replace Gerardo Canet who is stepping down as Chairman but who will remain on the Board.  IntegraMed also announced that it has initiated a search for a new Director to replace the seat recently vacated by Kush K. Agarwal’s resignation from the Board.

Mr. Higham’s appointment as Chairman is part of a long-term succession plan and reflects his leadership and substantial contributions to the Company over his 16-year tenure, the last five as President and CEO.  The Board also appointed Wayne R. Moon as Lead Director in addition to his role as Chair of the Board’s Governance and Nominating Committee.

Mr. Higham commented, “I am grateful to the Board for the trust they have placed in naming me as Chairman, and I greatly appreciate the experience and counsel that each member brings.  Over the past three years we have forged very solid and financially robust operational platforms in the fertility and vein care markets.  We now look to further capitalize on our market leadership and expertise through a very active program of new vein clinic openings and an active effort to identify fertility contract acquisitions.  These are very exciting times for IntegraMed.”

About IntegraMed America, Inc.
IntegraMed is a leader in developing, marketing and managing specialty outpatient healthcare facilities, with current focus on the fertility and vein care markets.  IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management, quality assurance, and fertility treatment financing programs.  IntegraMed’s Attain Fertility Centers network is the nation’s largest, with 14 company-managed partner centers and 28 affiliate centers, comprising over 130 locations across 34 states and the District of Columbia.  Nearly one of every four IVF procedures in the U.S. is performed in an Attain Fertility Centers network center.  The IntegraMed Vein Clinic network is the leading provider of specialty vein care services in the U.S., operating 41 centers across 14 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit:

www.integramed.com for investor background,
www.attainfertility.com for fertility, or
www.veinclinics.com for vein care

CONTACT:	Media/Investors:
Investors:
John W. Hlywak, Jr., EVP and CFO	Norberto Aja, David Collins
IntegraMed America, Inc.	Jaffoni & Collins Incorporated
jhlywak@integramed.com	inmd@jcir.com
914-251-4143	212-835-8500